Exhibit 99.1

Press Contact:	Nicole Anderson
Ciena Corporation
(877) 857-7377
pr@ciena.com

Investor Contact:	Gregg Lampf
Ciena Corporation
(888) 243-6223
ir@ciena.com
FOR IMMEDIATE RELEASE
Ciena Reaffirms Financial Guidance for Fiscal Fourth Quarter
LINTHICUM, Md. – October 12, 2010 – Ciena® Corporation (NASDAQ: CIEN) today reaffirmed its financial guidance for the fiscal fourth quarter ending October 31, 2010, which guidance was previously provided in connection with its third quarter results on September 8, 2010. As previously stated, Ciena currently expects a sequential increase in its fourth quarter revenue of up to 5%, which, based on third quarter results, reflects a revenue range of approximately $390 million to $409 million. Ciena also expects adjusted gross margin in the low 40s percent range.
Adjusted gross margin is a non-GAAP measure that excludes the effects of share-based compensation expense and amortization of intangible assets.
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About Ciena
Ciena is the network specialist. We collaborate with customers worldwide to unlock the strategic potential of their networks and fundamentally change the way they compete and perform. With focused innovation, Ciena brings together the reliability and capacity of optical networking with the flexibility and economics of Ethernet, unified by a software suite that delivers the industry’s leading network automation. We routinely post recent news, financial results and other important announcements and information about Ciena on our website. For more information, visit www.ciena.com.
Note to Ciena Investors
Forward Looking Statements:  This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to the Company as of the date hereof, and Ciena’s actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in its Quarterly Report on Form 10-Q, which Ciena filed with the Securities and Exchange Commission on September 8, 2010. Forward-looking statements include statements regarding Ciena’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.